Exhibit 10.1

July 8, 2006

Edward Mueller

Re:	Separation Agreement

Dear Ed:

This letter (the “Agreement”) summarizes the terms of your separation from employment at Williams-Sonoma, Inc. (“WSI”).

1.	You agree that you will retire from your employment effective July 14, 2006, and your employment with WSI will terminate on that date (the “Termination Date”). You also agree that you will not seek or accept a nomination to the Board of Directors (the “Board”) following the expiration of your current term on the Board. In exchange for the promises given by you to WSI as described in this Agreement, you will receive a lump sum payment in the gross amount of $1,965,625.00, less applicable withholdings. This payment will be made to you within ten (10) business days after the Termination Date, or on the effective date of this Agreement, whichever is later. Upon your separation, you will be eligible to continue medical coverage pursuant to COBRA. In addition, you will be entitled to continuing administrative and clerical support, including the use of your WSI e-mail account through February 3, 2008.

2.

From and after the Termination Date, you will not be entitled to any further payments or benefits of any kind, other than as stated in this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event of a breach by you of any of the terms or conditions in this Agreement, or of a breach or violation of any of the terms or conditions of the agreement referred to in paragraph 4 below, or of paragraph 5 below, all payments due under this Agreement will immediately cease, and WSI will have no further obligation to you under this Agreement. Except as provided by law, you shall also be responsible to WSI for all costs, attorneys’ fees, and any and all damages incurred by WSI in: (a) enforcing your obligations under this Agreement, including the bringing of any action to recover the consideration, to the extent that WSI prevails therein, and (b) defending against a claim or suit brought or pursued by you in violation of the terms of this Agreement, to the extent that WSI prevails therein.

3.	You acknowledge that on the Termination Date you will be paid $56,250.00 (reflecting pay from June 26, 2006 through July 14, 2006), less applicable withholdings, which represents your final pay. You also acknowledge that on the Termination Date you will be paid $116,250.00, less applicable withholdings, which represents accrued but unused vacation time and floating holidays. You agree that prior to the execution of this Agreement, you were not entitled to receive any further monetary payments from WSI, and that the only payments or benefits that you are entitled to receive from WSI in the future are those specified in this Agreement. This will also confirm that you have not suffered any on-the-job injury for which you have not already filed a claim.

4.	WSI agrees that the vesting of the 400,000 aggregate unvested shares underlying option number 4112 that were due to vest on January 13, 2007 and January 13, 2008 shall accelerate so that such shares shall become fully vested and immediately exercisable as of the Termination Date. In addition, for the sake of clarity, you and WSI agree that your stock options numbered 5191 and 5686 will continue to vest so long as you remain a member of the Board, pursuant to the vesting schedules set forth in the applicable Notice of Grants and that all of your stock options will remain exercisable, to the extent vested, so long as you remain a member of the Board and for such subsequent period as is specified in the option agreements relating to such awards.

5.	For twelve months following the expiration of your current term on the Board, you agree to continue to be bound by WSI’s Corporate Code of Conduct, a copy of which is attached. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of WSI’s Corporate Code of Conduct, the terms of this Agreement shall control.

6.

At no time after the Termination Date will you disclose any Confidential Information gained during or as a result of your employment by WSI. Confidential Information means any information that is, or should reasonably be understood to be, confidential or proprietary to WSI. Confidential Information includes but is not limited to all information, whether in written, oral, electronic, magnetic, photographic or any other form, that relates to WSI’s: past, present and future businesses, products, product specifications, designs, drawings, concepts, samples, intellectual property, inventions, know-how, sources, costs, pricing, technologies, customers, vendors, other business relationships, business ideas and methods, distribution methods, inventories, manufacturing processes, computer programs and systems, employees, employee salary information, hiring practices, operations, marketing strategies and other technical, business and financial information. Confidential Information also includes the identity, capabilities and capacity of vendors and of former vendors or others that were considered but rejected. Notwithstanding the foregoing, Confidential Information shall not include information that: (i) has entered the public domain without your breach of any obligation owed to WSI; (ii) is “generally known” as contained in California Civil Code Section 3426; or (iii) is rightfully received by the you from a third party without confidentiality restrictions.

7.	You agree to refrain from any disparaging or negative statements or comments about WSI and its employees, officers, and directors, including, without limitation, the business, products, intellectual property, financial standing, or employment/compensation/benefit practices of WSI, and WSI agrees to refrain from any disparaging or negative statements or comments about you; provided, however, that the foregoing shall not be construed to prevent either party from testifying truthfully before any court, tribunal or other legal proceeding. You understand that WSI’s non-disparagement obligations under this section extend only to WSI’s Board of Directors and officers that report directly to the CEO and only for so long as each individual is an employee or director of WSI.

8.	You agree, upon one or more requests from WSI, to deliver to it all documents and materials, of whatever nature, relating to WSI, its products and/or its services, including reports, files, memoranda, records, software, credit cards, door and file keys, computers, computer access codes, disks and instructional manuals and other physical or personal property which you received, prepared or helped prepare in connection with your employment with WSI. You further agree that you will not keep any copies or excerpts of any of the above items, other than personal items of continuing utility to you.

9.	Except for claims arising out of the promises contained in this Agreement, any and all Claims (as defined below), which you may have against WSI (as defined below) and which WSI may have against you arising out of your employment with WSI or the termination of that employment, are fully and completely settled, and all liability or potential liability arising out of any such Claim is hereby released. “Claims,” as used in this Agreement, shall include but not be limited to those based upon or arising out of any alleged violation of your civil rights, wrongful discharge, breach of contract, tort, common law, statutory and constitutional claims, or any state, local or federal statute (including, but not limited to, the California Fair Employment and Housing Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; the Fair Labor Standards Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act; the Sarbanes-Oxley Act of 2002; the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code, except as prohibited by law) and any other law prohibiting race, sex, sexual orientation, age, national origin, religion, disability, or discrimination or harassment. “WSI,” as used in this Agreement, shall include, in addition to Williams-Sonoma, Inc., any predecessor, successor, parent, subsidiary or affiliate of Williams-Sonoma, Inc. or any officer, director, employee, shareholder or affiliate of it, including any attorneys, advisors, or authorized agents thereof. WSI has no present claims against you and has no present intention to bring any claims against you.

10.	Each party acknowledges that it is its intention to fully and finally resolve and release the other party for any and all Claims, known or unknown, which may exist against the other party and recognizes that it may later discover facts in addition to or different from those which it now knows or believes to be true; provided, however, that WSI does not release you from any unknown Claims relating to any intentional misconduct constituting fraud, misappropriation of trade secrets, embezzlement or other intentionally unlawful conduct. In furtherance of this intention, and to finally resolve all matters between yourself and WSI, you agree to waive and relinquish any and all rights and benefits afforded by Section 1542 of the Civil Code of the State of California which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

11.	In addition to the release set forth above, you voluntarily and knowingly waive all rights or claims arising under the Federal Age Discrimination in Employment Act (the “ADEA”). This waiver is given only in exchange for consideration in addition to anything of value to which you are entitled. This waiver does not waive rights or claims that may arise under the ADEA after the date of execution of this Agreement. You acknowledge that (a) this paragraph is written in a manner calculated to be understood by you, (b) by reviewing this paragraph you have been advised in writing to consult with an attorney before executing this Agreement, (c) you are being given a period of twenty-one days within which to consider this paragraph, and (d) to the extent you execute this Agreement, including this paragraph, before the expiration of the twenty-one day period, you do so knowingly and voluntarily. You will have the right to cancel and revoke this Agreement during a period of seven days following your execution of it. In order to cancel and revoke this Agreement, you must deliver to WSI, prior to the expiration of the seven-day period, a written notice of cancellation and revocation. Notwithstanding anything to the contrary in this Agreement, any rights to indemnification for third party claims to which you are entitled in your capacity as an officer or director of WSI shall be unaffected by this Agreement.

12.	You understand and agree that to the fullest extent permitted by law, you are precluded from filing or pursuing any legal claim of any kind against WSI at any time in the future, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the claims that you have waived by virtue of executing this Agreement. You agree not to file or pursue any such legal claims.

13.	You agree that you will not, for a period of twelve months following the expiration of your current term on the Board, directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of WSI to terminate employment or any other relationship with WSI. You agree that you will not at any time use Confidential Information to recruit, solicit, retain or hire any of WSI’s employees, consultants or vendors.

14.	You agree to cooperate with WSI in connection with any currently pending or future litigation, including, without limitation, by making yourself reasonably available to testify in any action as reasonably requested by WSI.

15.	With respect to any curable breach of this Agreement, either party may cure such breach within 30 days following receipt of notice from the other party specifying the grounds for such purported breach. Notwithstanding the foregoing, you acknowledge that money damages are an inadequate remedy for any breach by you of any of the provisions of paragraphs 5, 6, 7, 8 or 13 of this Agreement, and therefore WSI shall be entitled to injunctive relief for any such breach, including during the 30-day cure period.

16.	The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it will not affect the validity or the enforceability of any other provision.

17.	You acknowledge you have received, or had the opportunity to receive, independent legal advice from legal counsel of your choice with respect to the advisability of making the settlement provided for in this Agreement and with respect to the advisability of executing this Agreement. You further represent and acknowledge that you have carefully read and understand the scope and effect of the provisions of this Agreement, and that you have not relied upon any representations or statements made by WSI that are not specifically set forth in this Agreement.

18.	You understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims. No action taken by WSI, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by WSI of any fault or liability whatsoever to you or to any third party.

19.	You and WSI shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

20.	This Agreement is governed by California law without regard to conflict of law principles.

21.	Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be referred to mediation, with a mediator, jointly selected by the parties, and with the cost of such mediation evenly split between the parties. Should the mediator thereafter declare that the mediation has failed despite the good faith efforts of the parties, all remaining controversies, disputes or claims shall be settled exclusively by arbitration, before a single arbitrator, in the County of San Francisco, in accordance with the Commercial Rules of Judicial Arbitration and Mediation Services.

22.	This Agreement will be effective eight days after its execution by both you and WSI, assuming it has not been revoked pursuant to paragraph 11.

This Agreement fully sets forth the terms of your separation of employment from WSI and supersedes any prior discussions or agreements whether verbal or written with regard to that subject. Please indicate your agreement to such terms by signing the extra copy of it and returning it to me.

Sincerely,

/s/ W. Howard Lester
W. Howard Lester Chairman, Board of Directors Williams-Sonoma, Inc.

ACCEPTED AND AGREED TO:

/s/ Edward Mueller
Edward Mueller

7/9/06
Date